Exhibit 99.1

First Quarter Financial Results

For the first quarter of 2026, which ended March 28, U.S. Premium Beef, LLC (USPB) recorded a net loss of $7.0 million compared to a net loss of $10.6 million in the same period in the prior year, a decrease of approximately $3.6 million. This was the result of a net loss at National Beef Packing Company, LLC (National Beef).

For the first quarter, National Beef recorded a net loss of $43.1 million, compared to a loss of $67.1 million in the same period a year ago. An improvement in beef processing margins led to an increase in overall profitability in the 2026 period, as compared to the 2025 period.

During the first quarter of 2026, the average gross premiums for all of the cattle delivered to National Beef was $67.00 per head, with the top 25% and 50% receiving premiums of $127.23 and $105.21, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace.

First Quarter Performance Reports

Kansas Grid Performance

Grid performance for USPB cattle delivered to Kansas plants during the first quarter (Q1) of fiscal year 2026 is summarized in Table 1.

After a small drop in the previous quarter, the Kansas cash cattle market set a new record during Q1 and was $37/cwt higher than a year ago. Figure 1 shows the quarterly average cash cattle price used on the USPB Base grid.

Live and carcass weights of USPB cattle set new records. Live weights were 30 pounds more than last year and carcass weights averaged 15 pounds heavier. The previous records for each were set in the previous quarter. Placement weight coming into the feedyard and days on feed were both the second highest in company history.

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Figure 2 shows the “In Weight*Days on Feed/100” index, which was record high. Whenever this index is higher, it indicates cattle are being fed longer in relation to their in weight. Low cost of gain in relation to record high fed market prices encouraged feeders to add days on feed. This extends the advantage and allowed for more total benefit of adding live weight at around $1 per pound cost of gain, and marketing at a value of about $2.38 per pound. Plus, selling a heavier animal at harvest helps decrease the breakeven price because the high initial purchase cost of the feeder animal can be spread out over the heavier finished weight.

This resulted in the second highest apparent total feedyard gain of 678 pounds added from placement weight to out weight for USPB cattle harvested during Q1. Apparent average daily gain decreased slightly, but remained similar to the company historical average. As a result of the added days on feed, yield grades were record high during Q1. Yield Grade 2 percentage was record low while Yield Grade 4 & 5 percentages were both record high. Average backfat thickness has been tied at record high levels of 0.68 inches during the past two quarters.

As a result, yield grade discount was the largest (most negative) in company history during Q1. Likewise, the heavyweight percentage was the second highest, as was the Outweight discount per head.

Prime percentage and Choice or better percentage were both the highest in company history. USDA reported Prime percentage of 14.83%. Choice and Prime percentage accounted for 88.21% of the industry during Q1. Both were record high.

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Figure 3 shows the average quarterly Prime percentage for the USPB Kansas grid and total industry. Figure 4 lists the quarterly Choice or better percentages for the Kansas grid, total industry and the threshold (TH) used on the Kansas grid. Industry-wide Select percentage was record low at only 8.91%. For two consecutive quarters, Prime percentage has been greater than Select according to USDA reports.

Premiums for marbling were noticeably lower in Q1. The Choice/Select spread and the Prime premium were both in the bottom 17%, historically. Premiums for Certified Angus Beef® (CAB) were also lower but remained in the top 25%, historically, as they tend to be more consistent. As a result, even though USPB carcasses graded so well, quality grade premium per head was much lower. However, it still ranked in the top 28%.

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Yield benefit per head in Figure 5 was the fifth highest out of the company’s 113 total quarters of company history. This was due to the added days on feed and good pen conditions.

The average total premium in Figure 6 was $67.74 per head. This was significantly lower than the record high set a year ago. However, this was still in the top 16%, historically. The top 25% averaged $128.10 per head more than selling on the Kansas live market. “Other premium” is now listed. This includes the EID tag payment and the Genetic Merit Score premium.

Liver condemnation percentage was record high. This is likely related to the added days on feed and some influence from beef-on-dairy cross cattle in the mix, which are known for higher levels of liver condemnation. National Beef will discontinue the reporting of liver abscesses in May.

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Iowa Grid Performance

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

While cattle performance can be compared, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit.” Instead, the benefit of the $1 per cwt “formula allowance” added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids.

The base carcass price on the Iowa grid was the second highest on record. By comparison, the Kansas fed cattle market held an advantage during Q1. This is contra-seasonal and driven by the lack of Mexican feeder cattle and less total cattle on feed, especially in Texas.

Live and carcass weights of USPB cattle on the Iowa grid were also record high. Previously, carcass weights were similar between the two grids. However, last year, Kansas weights began to rise at a faster rate than Iowa. Figure 7 lists the average carcass weight by quarter for both the Iowa and the Kansas grids.

Prime percentage of Iowa grid carcasses was also record high. Figure 8 shows the Iowa grid and the total industry average Prime percentage reported by USDA. As in Kansas, the Iowa carcasses were record high for Choice or better percentage. The USPB percentage of CAB carcasses within the Choice grade was the lowest in over three years. This was due to a greater percentage of carcasses that did not meet CAB’s carcass specification for carcass weight, backfat and ribeye area.

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Yield Grade 4 and 5 percentage of Iowa grid carcasses shown in Figure 9 was record high, as it was in Kansas. However, the Iowa grid compares to a threshold that is a four-week average of all non-grid cattle at the Tama plant. Since the threshold also increased significantly, Yield Grade discount per head was only slightly negative, and improved compared to Q1 last year.

Total premium per head shown in Figure 10 was down significantly due primarily to the lower quality grade premiums in the marketplace. Note that quality grade premium per head still made up the majority of the overall, total premium per head on the Iowa grid.

Many of the trends in USPB grid cattle have been occurring throughout the industry. Quality grading percentages are at all-time record highs. Figure 11 shows weekly average Prime percentages for the entire industry as reported by USDA. Through mid-April, the industry has averaged over 15% in 2026. Please call 866-877-2525 if you have questions or if you have interest in delivering cattle on the USPB grid at the Tama, Iowa, plant.

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USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large
† = record low

Table 1	FY26, Q1 (this Qtr)	FY25, Q4 (last Qtr)	FY25, Q1 (year ago)
USDA-KS cash $/cwt.	$238.23*	$230.98	$200.99
CH/SE spread, $/cwt.	$5.88	$17.64	$17.34
Prime/Choice spread, $/cwt	$11.95	$27.90	$32.00
CAB spread, $/cwt.	$4.84	$6.65	$7.01
YG 4&5 Threshold, %	15.00	15.00	15.00
% steers	43.89	43.93	44.36
% black hided	80.79*	77.99	78.24
Apparent Avg Daily Gain	3.49	3.55	3.59
Placement weight	784	777	790*
Days fed	194	192	179
Live weight	1,462	1,459	1,432
Carcass weight	939	936	924
Yield, %	64.21	64.13	64.53
Prime, %	10.92*	9.29	7.87
Choice & Prime, %	92.67*	89.95	90.49
CAB, %	29.26	26.22	28.91
CHBP, %	0.60	0.48	0.64
Yield Grade 1&2, %	31.28†	35.84	34.44
Yield Grade 3, %	44.11	41.71	44.29
Yield Grade 4&5, %	24.61*	22.46	21.27
Average backfat, inches	0.68*	0.68*	0.65
Actual–Required REA, sq.in.	0.23	0.49	0.36
Heavyweight, 1101/up, %	8.84	9.03*	6.33
Total Condemned liver, %	33.19*	33.08	22.81
Open Abscessed liver, %	4.46	4.30	4.42
QG premium/head	$31.90	$67.61	$67.96
Yield benefit/head	$50.05	$44.14	$57.37
Yield Grade $/head	-$11.70†	-$9.05	-$6.96
Outweight discount/head	-$9.76	-$10.26†	-$6.75
Steer premium/head	$6.63	$6.71	$6.54
Subtotal premium/head	**$67.12**	**$99.15**	**$118.16***
Other premium/head	$0.29	$0.31	$0.21
Natural premium/head	$0.33	$0.64	$0.40
Total premium/head	**$67.74**	**$100.10**	**$118.77***
Top 25% premium/head	$128.10	$172.86	$186.46

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Annual Meeting Highlights

On March 26, a record number of attendees were on hand for the USPB fiscal year 2025 annual meeting in Dodge City, Kansas. USPB’s Board Chairman Mark Gardiner welcomed attendees, and commented on our positive relationship with National Beef, and the successful results since 1997.

Attendees then heard National Beef details from Chief Financial Officer Simon McGee, and Director of Corporate Strategy Dustin Aherin. Both McGee and Aherin provided updates on National Beef’s 2025 results, domestic and international company operations, and updates on all business units. Their overarching message was one of shared success — National Beef has always been committed to high-quality beef products, and the relationship with USPB greatly assists this strategy.

National Beef Updates

Although 2025 was a challenging year, many accomplishments were noted, highlighted by the opening of the new, state-of-the-art fabrication floor in the Liberal facility. Significant investments in the plants have promoted enhanced efficiencies, which will serve the company well going forward.

“The plants are in as good as shape as they’ve ever been,” McGee said. “This is a function of where our plants are located, the investment we’ve made in the plants over the last decade, and most importantly, the people we have working in the plants, and at our headquarters and everywhere in between.”

Although sales and revenue were down in 2025, McGee noted items for the export market continue to be a very profitable part of the business even though they have softened due to rising costs. “National can service any sized customer, and is diversified in the industry,” he said. “The cattle and consistent quality are a big opportunity to National’s success.”

McGee further provided updates on the three slaughter and fabrication facilities: Kansas City Steak Company; National Beef Leathers in St. Joseph, Missouri; the ground beef facility near Cleveland, Ohio; the case-ready plants in Pennsylvania and Georgia; and the National Carriers trucking line.

Also highlighted were two big projects that commenced operations in 2025. The fabrication floor in Liberal, Kansas, which was approved for construction prior to the COVID pandemic, is now fully functioning, and is a tremendous asset. Product yields and maintenance costs have all improved as a result of this improvement. Although NBP has an excellent safety record, the new fab floor enhances safety even further. A new skinning line was introduced in the Dodge City facility, with enhanced safety, lighting and food safety initiatives.

Aherin covered the correlation between the increase in quality grades during the life of USPB, and the corresponding increase in consumer demand. Hitting the mark consumers desire is a strategy that has worked well for several years, he noted. Increasing protein consumption rates the past two years has served the beef industry well. Aherin provided data observations on industry supply, production and resulting carcass and beef projections.

National’s beef-only focus remains razor sharp, allowing it to be big enough to take care of any customer, yet small enough to say no when necessary. A significant percent of National Beef’s slaughter inventory comes from USPB members. This supply is consistent, predictable and improves year after year. Additionally, USPB cattle represent a significant percent of National’s top-end beef programs.

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USPB Updates

Gardiner opened the business meeting by providing background on the creation of USPB’s mission statement. “When National Beef and USPB first came together, we started making beef better,” he shared.

USPB’s CEO Stan Linville detailed deliveries of cattle, related to company strategy. CFO Scott Miller detailed the company’s financial performance, and Vice President of Field Operations Brian Bertelsen rounded out the meeting with a cattle and carcass performance report.

Three members were re-elected to serve a three-year term on the USPB Board of Directors: John Freund of Lewis, Iowa; Mark Gardiner of Ashland, Kansas; and Joe Morgan of Scott City, Kansas.

Following a prime rib dinner, attendees enjoyed a presentation from Dave Weaber with Terrain, a company that partners with Farm Credit Associations to provide customers with expert insight and forecasting. Weaber praised USPB members for participating in a leading organization that was a main driver in ushering in value-based marketing. Such actions historically play a major part in reversing negative trends in the beef industry.

USPB to Host YPC Class 8

USPB started its Young Producers Council (YPC) as an opportunity for men and women in their 20s through 30s to increase their understanding of USPB history, operations and procedures. Nearly 150 young leaders have participated in this program since it began in 2016.

USPB is now identifying individuals who will be part of Class 8. If you have an individual in your business management team who desires to be more involved, please forward his or her name for consideration. We will forward an application which helps us learn more about the candidate. Each class consists of 20 chosen individuals.

The program includes tours and meetings with National Beef Packing (NBP) and USPB leadership. Participants will visit the Dodge City, Kansas, processing and fabrication facility August 12-13. Next, the group will meet November 11-12 in Kansas City to learn from NBP and USPB management. Attendees will also tour the Kansas City Steak Company facility and National Beef Leathers in St. Joseph, Missouri.

To be considered for Class 8, please forward the name of prospective individuals to Tracy Thomas or Brian Bertelsen at uspb@uspb.com.

Fire Up the Grill

May is Beef Month! Check with your state’s beef council for activities in your area. Recipes and checkoff related information can be found at beefitswhatsfordinner.com.

Your affiliation with USPB qualifies you for discounts at the Kansas City Steak Company. To receive your 15% discount, use BEEFUSPB when ordering online at kansascitysteaks.com or by calling 888-KCSTEAK.

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Account Action Items

Call our office at 866-877-2525 if we can assist you with the following:

•	New email or business address? If so, please notify USPB at uspb@uspb.com.
•	Your Class A delivery rights can be leased to others. Please contact the USPB office for help leasing your unused Class A delivery rights.
•	The USPB Transfer on Death (TOD) form can be used with your existing estate planning documents. Please call the office to receive the form and more information.

Enjoy this video featuring industry consultant Nevil Speer as he explores how historically low cattle supplies and unprecedented consumer demand continue to shape today’s beef markets, and discusses the important role USPB plays in delivering the high-quality product consumers are demanding: https://f.io/yZysMkUI

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